                                                                     EXHIBIT 9.1


                             VOTING TRUST AGREEMENT


     THIS VOTING TRUST AGREEMENT (this "Agreement") is entered into as of September 7, 1999 among Naviant Technology Solutions, Inc., a Delaware corporation (the "Company"), MRJ Group, Inc., a Delaware corporation (individually and collectively, together with any successors and assigns, the "Stockholder") and J. Kenneth Driessen (together with any successors, the "Voting Trustee").

                                    RECITALS
                                    --------

     WHEREAS, the Stockholder owns 10,125,000 shares of the common stock, and 1,125,000 shares of the Series B preferred stock (the common stock and Series B preferred Stock of the Company being referred to collectively herein as the "Capital Stock"), of the Company; and

     WHEREAS, in consideration of certain consents and approvals given by TL Ventures III, L.P. and its affiliates to a dividend by the Stockholder, the Stockholder has agreed to subject all of the Capital Stock in the Company held by the Stockholder to this Voting Trust Agreement.

                                   AGREEMENTS
                                   ----------

     In consideration of the mutual covenants and obligations set forth in this Agreement, the parties hereto agree as follows:

     1.   Creation of Voting Trust.
          ------------------------

          1.1   Deposit of Shares.  The Stockholder hereby assigns and
                -----------------
transfers, and agrees to assign and transfer, to the Voting Trustee all shares of Capital Stock owned by such Stockholder and all shares of Capital Stock at any time hereafter held by it during the term of this Agreement, however acquired, and shall immediately deposit with the Voting Trustee the certificates for such shares now held by it, or which it may receive, duly endorsed in blank, or accompanied by a proper instrument of assignment duly executed in blank, together with any requisite transfer tax stamps attached thereto for an amount sufficient to pay all federal, state and local taxes or other governmental charges, if any, then payable in respect of such deposit or transfer.

          1.2   Delivery of Voting Trust Certificates.  Upon receipt by the
                -------------------------------------
Voting Trustee of the certificates for any shares of Capital Stock of the Company, the Voting Trustee shall hold such shares subject to the terms and conditions of this Agreement and shall deliver or cause to be delivered to the Stockholder one or more voting trust certificates ("Voting Trust Certificates") representing the shares so deposited by the Stockholder in the form provided for in Section 2.1 hereof.

          1.3.  Issue of Stock Certificates to Voting Trustee.  All certificates
                ---------------------------------------------
for shares of Capital Stock transferred and delivered to the Voting Trustee pursuant to this Agreement shall be surrendered by the Voting Trustee to the Company and canceled, and new certificates therefor fully paid and non-assessable shall be issued by the Company to and in the name of the Voting Trustee. Such new certificates and any other certificates for shares issued to the Voting Trustee pursuant to Section 2.2 hereof shall be endorsed by the Company with a legend to the effect that they are issued by the Company pursuant to this Agreement and a similar notation shall appear in the appropriate place in the transfer books of the Company.

          1.4   Acceptance of Trust.  The Voting Trustee accepts the voting
                -------------------
trust created hereby in accordance with all of the terms and conditions contained in this Agreement.

     2.   Voting Trust Certificates.
          -------------------------

          2.1   Form; Legend.  The Voting Trust Certificates to be issued and
                ------------
delivered by the Voting Trustee under this Agreement in respect of any shares of Capital Stock of the Company shall be substantially in the form of Exhibit A
                                                                   ---------
attached hereto, with such changes therein consistent with the provisions of this Agreement as the Voting Trustee may from time to time deem appropriate. In addition to legends necessary or appropriate to comply with applicable securities laws, each Voting Trust Certificate shall have the following legend stamped, typed or otherwise legibly placed on the face or reverse side thereof:

          Sale, pledge or other disposition or transfer of this Voting Trust Certificate and the shares of stock of Naviant Technology Solutions, Inc., a Delaware corporation (the "Company"), represented hereby, is restricted by the terms of a Voting Trust Agreement, dated as of September 7, 1999, which may be examined in the offices of the Company, which offices are located in Newtown Square, Pennsylvania and at its registered office in Delaware, Corporation Service Company, 1013 Centre Road, Wilmington, Delaware.

          2.2   Restrictions on Transfers; Registered Holders; Transfer Books.
                -------------------------------------------------------------

                (a) The Voting Trust Certificates shall not be transferable by the holders thereof without the prior written consent of the Voting Trustee, which may be granted or withheld in his sole, absolute and non-reviewable discretion; provided, however, that Stockholder shall be permitted to transfer all of its Voting

Trust Certificates in a single transaction, or a series of related transactions to its stockholders, including without limitation the MRJ ESOP, and the MRJ ESOP may thereafter "spin-off" the Voting Trust Certificates from the MRJ ESOP to the Company's 401(k) Plan and the Company's 401(k) Plan shall be permitted to transfer Voting Trust Certificates to Company's 401(k) Plan participants to the extent required by the terms of the Company's 401(k) Plan (the "Permitted Transfers") and provided, further, that the Voting Trustee shall not refuse his consent to the transfer of Voting Trust Certificates in a situation where such refusal would constitute an unreasonable restraint on the alienation of the Voting Trust Certificates. The Permitted Transfers shall occur on the books of the Voting Trustee upon surrender of such Voting Trust Certificates (duly endorsed in blank or accompanied by a proper instrument of assignment duly executed in blank, together with all requisite transfer tax stamps attached thereto and an amount sufficient to pay all federal, state and local taxes or other government charges, if any, then payable in connection with such transfer) by the Stockholder in person or by the Stockholder's duly authorized attorney. Upon the surrender of the Stockholder's Voting Trust Certificates for transfer, the Voting Trustee shall cancel such Voting Trust Certificates and shall issue new Voting Trust Certificates to the assignees in the same form and representing the same number of shares of Capital Stock as the Voting Trust Certificates presented for cancellation. The Voting Trustee may not alienate or dispose of any of the Voting Trust Certificates without the consent of the holders of Voting Trust Certificates representing a majority of the outstanding shares of Capital Stock of the Company beneficially owned by all holders of Voting Trust Certificates.

                (b) The Stockholder represents and warrants that it is acquiring the Voting Trust Certificates for investment purposes and not with a view to their resale or distribution.

                (c) The Voting Trustee may treat the registered holder of each of such Voting Trust Certificates as the absolute owner thereof for all purposes whatsoever, and accordingly shall not be required to recognize any legal, equitable or other claim or interest in each such Voting Trust Certificate on the part of any other person, whether or not it or they shall have express or other notice thereof.

     3.   Dividends.
          ---------

          3.1   Cash Dividends.  The Voting Trustee shall receive and hold,
                --------------
subject to the terms of this Agreement, any dividends or distributions declared and paid on the shares deposited hereunder and shall distribute directly any such dividends or distributions to holders of Voting Trust Certificates in proportion to their respective interests therein as shown on the books of the Voting Trustee, such distribution to be equivalent to the dividends or distribution which each respective holder would have been entitled to receive had it not deposited its shares hereunder.

          3.2   Money Need Not Be Segregated.  No moneys received by the Voting
                ----------------------------
Trustee need be segregated in any manner except to the extent required by law, and the Voting Trustee shall not be liable for any interest thereon.

          3.3   Stock Dividends.  The Voting Trustee shall receive and hold,
                ---------------
subject to the terms of this Agreement, any voting securities of the Company issued in respect thereof by reason of any capital reorganization, stock split, combination, stock dividend or the like and shall issue and deliver Voting Trust Certificates therefor to the holders of the Voting Trust Certificates in proportion to their respective interests therein as shown on the books of the Voting Trustee.

     4.   The Voting Trustee.
          ------------------

          4.1   Voting of Shares.  Until the re-transfer of certificates for
                ----------------
shares of Capital Stock in exchange for Voting Trust Certificates pursuant to
Section 7.2 hereof, the Voting Trustee shall possess and be entitled in his discretion to exercise all rights and powers to vote such shares and to give consents with respect to any lawful corporate action. No holder of Voting Trust Certificates shall in such capacity have any rights or powers to vote such shares or to give consents with respect to or otherwise take part in any corporate action.

          4.2   Voting Trustee; Freedom from Stockholder Control.  The Voting
                ------------------------------------------------
Trustee shall be permitted but not required to seek the advice of the Stockholder before exercising such voting rights. This authority of the Voting Trustee shall include, without being limited to, the selection of suitable persons as directors of the Company. In no event shall the Stockholder have any claim against the Voting Trustee for any vote cast or not cast by the Voting Trustee or for the failure of the Voting Trustee to seek the advice of the Stockholder before exercising such voting rights or for the failure of the Voting Trustee, if he elects to seek such advice, to follow such advice.

          4.3   Removal.  Subject to the requirement that a successor trustee be
                -------
appointed in accordance with Section 4.5 hereof to replace the Voting Trustee whose removal is effected pursuant to this Section 4.3, any Voting Trustee may be removed at any time for "cause" (which shall be limited to misfeasance, malfeasance or nonfeasance) by the affirmative vote of, or a written instrument or instruments signed by, the holders of Voting Trust Certificates representing a majority of the outstanding shares of Capital Stock of the Company beneficially owned by the Stockholder.

          4.4   Resignation.  Any Voting Trustee may resign at any time upon
                -----------
giving 30 days prior written notice of such resignation to the Company and to the holders of the Voting Trust Certificates. Such resignation shall take effect upon expiration of such 30 day period, whereupon all powers, rights and obligations of the resigning Voting Trustee under this Agreement shall cease and terminate.

          4.5   Successor Trustee.  Promptly upon (a) receipt of a notice of
                -----------------
resignation from the Voting Trustee in accordance with Section 4.4 hereof, (b) removal of the Voting Trustee in accordance with Section 4.3 hereof, or (c) if any vacancy shall occur in the position of the Voting Trustee by reason of the loss by the Voting Trustee of his status as a citizen of the United States, the death of the Voting Trustee, the bankruptcy of the Voting Trustee, the inability or refusal to act of a Voting Trustee or any other reasons, (i) the successor trustee shall be William J. Milligan (unless he is, at that time, the Voting Trustee or is unable or unwilling to serve), in which event (ii) the successor trustee shall be Edward P. McMahon (unless he is, at that time, the Voting Trustee or is unable or unwilling to serve), in which event (iii) a successor trustee shall be appointed by the special trustees with respect to the Voting Trust Certificates under the Company 401(k) Plan. Such successor trustee shall assume all powers, rights and obligations of the Voting Trustee hereunder immediately upon the later to occur of the resignation or removal of the Voting Trustee becoming effective and the appointment of the successor Voting Trustee. If there is at any time a vacancy, the holders of the Voting Trust Certificates may not exercise the voting power of the stock evidenced by such certificates and that said voting power will accordingly remain suspended during such vacancy.

          4.6   Fees.  The Voting Trustee shall not be entitled to compensation
                ----
for serving as Voting Trustee.

          4.7   Voting Trustee Acts as Trustee.  In accepting the voting trust,
                ------------------------------
the Voting Trustee acts solely as trustee hereunder and not in any individual capacity, and all persons having any claim against the Voting Trustee by reason of the transactions contemplated hereby shall not have any recourse to the Voting Trustee in his individual capacity. In addition to, and not in limitation of the immediately preceding sentence, to the extent permitted by applicable law, the Voting Trustee shall not be liable for monetary damages for breach of fiduciary duty as Voting Trustee or otherwise liable, responsible or accountable to the Stockholder for monetary damages or otherwise for any acts performed, or for any failure to act; provided, however, that this provision shall not eliminate or limit the liability of the Voting Trustee for his own individual malfeasance. In the event that at any time the Voting Trustee is the owner of one or more Voting Trust Certificates, in addition to the other limitations of liability contained in this Agreement, the Voting Trustee shall have no liability for any action taken or not taken which may affect his interest in the voting trust or the Capital Stock subject to this Agreement differently than other beneficiaries of the voting trust so long as such action or inaction was taken or not taken, as the case may be, in good faith.

          4.8   Voting Trustee as Attorney-In-Fact.  The Stockholder (and each
                ----------------------------------
future holder of a Voting Trust Certificate, by virtue of his acceptance thereof) hereby expressly authorizes and appoints Voting Trustee (and each successor Voting Trustee) its attorney-in-fact to take the following actions on behalf and in the name of the Stockholder and each such future holder, all in the sole and unqualified discretion of the Voting Trustee: (A) to exercise all of its rights under (i) that certain Shareholders' Agreement dated as of May 14, 1997 by and among the Company, Stockholder, and TL Ventures III, L.P., a Delaware limited partnership, TL Ventures III Offshore, L.P., a Cayman Islands limited partnership, and TL Ventures III Interfund, L.P., a Delaware limited partnership (collectively, the "TL Entities") as amended as of October 26, 1998 and as of the date hereof (the "Shareholders' Agreement"); and (ii) that certain Registration Rights Agreement dated May 14, 1997 by and among the Company and the TL Entities, as amended on October 26, 1998, on which date Stockholder became a party, and further amended as of the date hereof (the "Registration Rights Agreement"); and (B) to execute, deliver and enter into all amendments, modifications, restatements and replacements of the Shareholders' Agreement and the Registration Rights Agreement including, without limitation, any new shareholders agreements or registration rights agreements or similar related agreements, or any other agreements or arrangements relating or with respect to the Capital Stock. The power of attorney hereby granted in this Section 4.8 shall be irrevocable and shall be deemed to be coupled with an interest.

          4.9   No Expenses for the Trustee.  The Voting Trustee shall not have
                ---------------------------
any obligation by virtue of this Agreement to spend any of his own funds, or to take any action which could, in the judgment of such Voting Trustee, result in any cost or expense being incurred by the Voting Trustee other than in connection with his own obligations hereunder. The Voting Trustee shall not be required to take any action or refrain from taking any action under this Agreement unless he shall have been indemnified by the Stockholder in a manner and form satisfactory to such Voting Trustee against any liability, cost or expense (including counsel fees) which may be incurred in connection therewith. No provision of this Agreement shall be deemed to impose any duty on the Voting Trustee to take any action if the Voting Trustee shall have been advised by counsel that such action would expose it to personal liability, is contrary to the terms hereof or is contrary to law.

     5.   Indemnification of Voting Trustee by Company and Stockholder.
          ------------------------------------------------------------
Stockholder (jointly and severally if more than one) hereby agrees to assume liability for and do hereby indemnify, protect, save and keep harmless the Voting Trustee, in both his individual and trust capacities, and his successors, assigns, agents and servants from and against any and all liabilities, obligations, losses, damages, penalties, taxes, claims, actions, suits, costs, expenses or disbursements (including legal fees and expenses) of any kind and nature whatsoever which may be imposed upon, incurred by or asserted against the Voting Trustee. The indemnities contained in this Section 5 shall survive the termination of this Agreement.

     6.   Holders of Voting Trust Certificates Bound.  Every registered holder
          ------------------------------------------
of a Voting Trust Certificate, and every bearer of a Voting Trust Certificate properly endorsed in blank or properly assigned by the acceptance or holding thereof shall be deemed conclusively for all purposes to have assented to this Agreement and the Shareholders Agreement (as hereinafter defined) and to all of their respective terms, conditions and provisions and shall be bound thereby with the same force and effect as if such holder or bearer had executed this Agreement and the Shareholders Agreement.

     7.   Termination.
          -----------

          7.1   Termination Date.  The voting trust created by this Agreement
                ----------------
shall terminate upon the occurrence of the first to occur of the following events:

                (a) delivery to the Company by the Voting Trustee of a written instrument terminating the Voting Trust Agreement, provided that, at the time of such action, the voting stock of the Company has been the subject of a public offering registered under the Securities Act of 1933, as amended, and is admitted for trading on a United States national securities exchange or over the counter market or automated quotation system, including, without limitation, the NASDAQ National Market System; or

                (b) the expiration of twenty-one (21) years less one (1) day after the date of this Agreement.

     In addition, in the event of dissolution or total liquidation of the Company, whether voluntary or involuntary, the Voting Trustee shall receive the cash, securities, rights or property to which the holders of the Voting Trust Certificates are entitled, and shall promptly distribute the same among such holders, whereupon this Agreement shall terminate without further action by any person. In the event that a holder of a Voting Trust Certificate would be entitled to receive a fractional security in the distribution described in the immediately preceding sentence, the Voting Trustee, in his sole, absolute and non-reviewable discretion, may elect to round such fraction up or down to the next whole number and make the distribution based on such rounding, and the distribution made by the Voting Trustee as a result of such rounding shall be deemed in compliance with his obligations under the immediately preceding sentence.

          7.2 Exchange of Shares and Voting Trust Certificates. Upon termination of this Agreement, the Voting Trustee, in exchange for or upon surrender of any Voting Trust Certificates then outstanding, shall, in accordance with the terms thereof and from the certificates for shares of Capital Stock received and held by it hereunder, deliver to the holders of Voting Trust Certificates endorsed in blank for shares of Capital Stock representing the same number of shares of Capital Stock as are represented by such Voting Trust Certificates (subject to any rounding done by the Voting Trustee pursuant to Section 7.1), and thereupon all liability of the Voting Trustee for delivery of such certificates shall terminate. The Voting Trustee may require the holders of Voting Trust Certificates to exchange their Voting Trust Certificates for certificates so received for such shares of Capital Stock.

     8.   Notices.  All notices in connection with this agreement shall be in
          -------
writing and shall be given by registered mail, overnight courier, personal delivery, cable or telefax, addressed as follows:

     Company:            Naviant Technology Solutions, Inc.
                         14 Campus Boulevard, Suite 200
                         Newtown Square, Pennsylvania 19073-3279
                         Attention: President

                         Telefax:    610/355-2428
                         Telephone:  610/355-7040

     Voting Trustee:     J. Kenneth Driessen
                         Chairman and Chief Executive Officer
                         MRJ Group, Inc.
                         10560 Arrowhead Drive
                         Fairfax, Virginia  22030-7305

                         Telefax:    703/277-1717
                         Telephone:  703/385-0700

     Stockholder:        MRJ Group, Inc.
                         10560 Arrowhead Drive
                         Fairfax, Virginia  22030-7305
                         Attention: President

                         Telefax:    703/277-1717
                         Telephone:  703/385-0700

     With copies to:     Hogan & Hartson
                         8300 Greensboro Drive

                         McLean, VA  22102
                         Attention: Richard K. A. Becker, Esq.

                         Telefax:    (703) 610-6200
                         Telephone:  (703) 610-6123

or, as to any party, to such other address as such party shall from time to time designate by written notice to the other parties. The effective date of any notice given in connection with this Agreement shall be the date on which it is received by the addressee.

     9.   Miscellaneous.  The terms of this Agreement shall be binding upon and
          -------------
inure to the benefit of and shall be enforceable by the Company, the Stockholder and the Voting Trustee and their respective successors and assigns. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware (but not including the choice of law rules thereof). In case any provision of this Agreement shall be held to be invalid or unenforceable in whole or in part, neither the validity nor the enforceability of the remainder of this Agreement shall in any way be affected. This Agreement may be amended at any time by a writing signed by the Voting Trustee and the holders of Voting Trust Certificates representing a majority of the outstanding shares of Capital Stock of the Company beneficially owned by all holders of Voting Trust Certificates. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. Copies of this Agreement and of every agreement amending or supplementing this Agreement shall be kept by the Voting Trustee and by the Company on file in its offices, which are located in Newtown Square, Pennsylvania, and in registered office located in Wilmington, Delaware, each of which shall be open to inspection in accordance with the requirements of law.

     10.  Consent to Jurisdiction; Waiver of Immunities.  The Company and the
          ---------------------------------------------
Stockholder hereby irrevocably submit to the jurisdiction of the Courts of the State of Delaware or the United States Federal Courts sitting therein, in any action or proceeding brought to enforce or otherwise arising out of or relating to this Agreement. The Company and the Stockholder irrevocably consent to the service of any and all process in any such process to the Company or the Stockholder by registered or certified mail at its address designated in Section
8. In addition, the Stockholder and the Company hereby irrevocably waive to the fullest extent permitted by law any objection which they may now or hereafter have to the laying of venue in any such action or proceeding in the Courts of the State of Delaware or the United States Federal Courts sitting therein, and hereby further irrevocably waive any claim that any such forum is an inconvenient forum. The Stockholder and the Company agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.

     12.  Counterparts.  This Voting Trust Agreement may be executed in
          ------------
counterparts, each of which may be deemed to be an original instrument but all of which together shall constitute but one instrument and only one set of rights and obligations shall arise therefrom.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement, or have caused this Voting Trust Agreement to be executed as of the date first above written.

                              COMPANY:
                              -------

                              Naviant Technology Solutions, Inc.


                              By /s/ James M. Flynn         (Seal)
                                ---------------------------
                                Printed Name: James M. Flynn
                                Title: President and CEO

                              TRUSTEE:
                              --------


                              /s/ J. Kenneth Driessen,     (Seal)
                              -----------------------------
                              J. Kenneth Driessen, as Trustee


                              STOCKHOLDER:
                              -----------

                              MRJ Group, Inc.


                              By /s/ J. Kenneth Driessen    (Seal)
                              -----------------------------
                                Printed Name: J. Kenneth Driessen
                                Title: Chairman and Chief Executive
                                        Officer

                                   EXHIBIT A

                           VOTING TRUST CERTIFICATE

                                                                       EXHIBIT A
                                                                       ---------
                                                       to Voting Trust Agreement
                                                          ----------------------


     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY APPLICABLE STATE SECURITIES LAWS. SUCH SHARES MAY NOT BE OFFERED, PLEDGED, SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM. Sale, pledge or other disposition or transfer of this Voting Trust Certificate and the shares of stock of Naviant Technology Solutions, Inc., a Delaware corporation (the "Company"), represented hereby, is restricted by the terms of a Voting Trust Agreement dated as of _____________, 1999, which may be examined at the offices of the Company, which offices are located in Newtown Square, Pennsylvania and at its registered office in Delaware, Corporation Service Company, 1013 Centre Road, Wilmington, Delaware.

                       NAVIANT TECHNOLOGY SOLUTIONS, INC.

No. __________                                                  _________ Shares

                            VOTING TRUST CERTIFICATE

THIS IS TO CERTIFY THAT:

     1. This Certificate is issued pursuant to, and the rights of the holder hereof are subject to, the terms and conditions of a Voting Trust Agreement, dated as of ___________, 1999 (the "Voting Trust Agreement"), by and among NAVIANT TECHNOLOGY SOLUTIONS, INC., a Delaware corporation (the "Company"), MRJ GROUP, INC., a Delaware corporation (the "Stockholder"), and J. KENNETH DRIESSEN, as voting trustee (together with his successors, the "Voting Trustee"). Copies of the Voting Trust Agreement are kept on file by the Voting Trustee and by the Company, in its office in Newtown Square, Pennsylvania and are open to inspection in accordance with the requirements of law.

     2. By delivery of this Certificate, the holder hereof and every transferee agree to be bound by the terms of this Certificate and of the Voting Trust Agreement.

     3. Upon the termination of the Voting Trust Agreement as provided therein, the holder shall be entitled to receive a certificate or certificates endorsed in blank for an aggregate of _________ shares of the Company's common stock, par value $_______ per share and _________ shares of the Company's Series B preferred stock, par value $_______ per share (the common stock and Series B preferred Stock of the Company being referred to collectively herein as the "Capital Stock") (subject, however, to the Voting Trustee's right on distribution to round any fractional shares up or down to the next whole share, as more fully described in the Voting Trust Agreement), and in the meantime from time to time to receive payment equal to cash dividends, if any, collected by or for the account of the Voting Trustee upon a like number of such shares standing in its name. If the Voting Trustee shall receive any certificates for shares of Capital Stock issued by way of dividend upon or in exchange for the certificates for shares represented by this Certificate, the Voting Trustee shall hold such certificates in accordance with the terms of the Voting Trust Agreement and shall issue Voting Trust Certificates therefor.

     4. Until the re-transfer to the holder hereof of certificates for the shares of Capital Stock represented by this Certificate, the Voting Trustee shall possess and be entitled in his discretion to exercise all rights and powers to vote such shares as provided in the Voting Trust Agreement, and to give consents with respect to any lawful corporate action, and no holder of this Certificate shall in such capacity have any rights or powers to vote such shares or to give consents with respect to or otherwise take part in any corporate action.

     5. This Certificate is not transferable without the prior written consent of the Voting Trustee, which may be granted or withheld in his sole, absolute and non-reviewable discretion, except in the event of a Permitted Transfers (as defined in the Voting Trust Agreement). The Permitted Transfers shall occur on the books of the Voting Trustee to be kept by him or his agents upon surrender hereof (duly endorsed in blank or accompanied by a proper instrument of assignment duly executed in blank, together with all requisite transfer tax stamps attached thereto and an amount sufficient to pay all state and local taxes or other governmental charges, if any, then payable in respect of such transfer) by the registered holder in person or by such holder's duly authorized attorney. Until this Certificate is transferred as above, the Voting Trustee may treat the registered holder hereof as the absolute owner hereof for all purposes whatsoever.

     6.   This Certificate is not valid unless signed by the Voting Trustee.

          IN WITNESS WHEREOF, the undersigned Voting Trustee has caused this Certificate to be signed this ______ day of _____________, ____.

                                             Voting Trustee:



                              ____________________________________(Seal)
                              J. Kenneth Driessen, as Trustee